UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 10, 2016

CDI Corp.
(Exact name of registrant as specified in its charter)

Commission file number: 001-05519

Pennsylvania (State of incorporation)	23-2394430 (I.R.S. Employer Identification Number)

1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768 (Address of principal executive offices, including zip code)

(215) 569-2200 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities.

On December 24, 2015, CDI Corp. (the “Company”, “we” or “our”) adopted a restructuring plan (the “Plan”) to deliver improved performance and efficiencies through increased strategic focus and operational alignment.  We expect to complete the Plan during 2016.

In connection with the Plan, the Company’s actions principally include:

•
In our PSS segment, the Company is rebalancing North American staffing sales and recruitment to support an increased focus on more highly specialized IT and engineering skills in conjunction with our recent acquisition of EdgeRock Technology Partners;

•
In our GETS segment, the Company is integrating our Infrastructure business with our Oil, Gas & Chemicals business to form a single Energy, Chemicals & Infrastructure business in 2016, bringing together complementary skills in engineering, design, architecture, site services and construction management;

•	In our GETS segment, the Company is re-aligning the management and leadership structure of the Aerospace & Industrial Equipment business; and

•	The Company is reducing support for new international corporate and business development.

In connection with these actions, the Company will record a restructuring charge of approximately $3.6 million in the fourth quarter of 2015, of which approximately $2.5 million is related to employee severance and approximately $1.1 million is related to facility consolidations and contract termination costs. In addition, we expect to incur restructuring charges in 2016 of approximately $0.5 million to $0.6 million, primarily relating to further consolidation of facilities and systems and employee severance costs. The majority of these costs will result in cash expenditures in 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI CORP.
(Registrant)

By: /s/ Brian D. Short
Brian D. Short
Executive Vice President,
Chief Administrative Officer
and General Counsel

Date: February 18, 2016